Exhibit 6.10
FIRST AMENDMENT TO
PREFERRED STOCK PURCHASE AGREEMENT

This First Amendment to Preferred Stock Purchase Agreement (this “Amendment”) is effective as of March 27, 2020, by and among Basil Street Cafe, Inc., a Delaware corporation (the “Company”), and the parties listed on the signature pages hereto (each a “Purchaser” and together the “Purchasers”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement (as defined herein).

WHEREAS, the Company, the Purchasers and certain other stakeholders entered into that certain Preferred Stock Purchase Agreement, dated as of February 7, 2020 (the “Purchase Agreement”), whereby certain investors purchased shares of the Company’s Series A-1 Preferred Stock and certain stakeholders received the Company’s Series A-2 Preferred Stock in connection with the conversion of the Convertible Notes;

WHEREAS, pursuant to Section 7.8 of the Purchase Agreement, the Purchase Agreement may be amended with the written consent of the Company and the holders of at least 66 2/3% of the then-outstanding Shares (the “Requisite Consent”); and

WHEREAS, the Company and the Purchasers representing the Requisite Consent desire to amend the Purchase Agreement to increase the time period for any Subsequent Closings from February 14, 2020 to December 31, 2020 to allow for additional investors to purchase Shares.

NOW THEREFORE, in consideration of the above recitals and the mutual covenants made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Amendment. The parties hereto agree that the Purchase Agreement is amended as follows:

(a)          The last sentence of Section 1.2(a) of the Purchase Agreement, “Subsequent Closings may occur within seven days of the Initial Closing” (such sentence, the “Amended Term”), is hereby deleted in its entirety and replaced with the following:

“Subsequent Closings may occur until the earlier of (i) the Company raising a maximum of $3,500,000 in all Closings as provided for in the preceding sentence and (ii) October 9, 2020.”

For the avoidance of doubt, each undersigned Purchaser, on behalf of itself and all other “Purchasers” identified in the Purchase Agreement, waives, and releasee the Company and its directors, officers and other agents and representatives, any claim under the Amended Term with respect to any Subsequent Closing consummated on or after February 14, 2020.

(b)          Section 1.2 of the Purchase Agreement is amended to add the following as a new subclause (c) thereof:

“Notwithstanding anything to the contrary contained in this Agreement, with respect to any Purchaser acquiring Shares solely in connection with conversion of the Convertible Notes, such Purchaser shall only have the right to obtain a version of Attachment A that contains the information to be set forth thereon of only such Purchaser and that contains the information to be set forth thereon for all other Purchasers (both those purchasing Shares for cash and acquiring Shares by conversion of Convertible Notes) in a summary format that includes that total amount of outstanding Shares for each class held by Purchaser and total aggregate consideration and not on an individual Purchaser basis.”

2.          No Other Changes. Except as specifically amended by this Amendment, the Purchase Agreement shall remain in full force and effect and the other terms and provisions of the Purchase Agreement shall remain unchanged and unmodified. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of similar import referring to the Purchase Agreement, and each reference in any other document to the Purchase Agreement, “thereunder”, “thereof”, or words of similar import referring to the Purchase Agreement, will mean and be a reference to the Purchase Agreement, as amended by this Amendment. In the event of any conflict between the terms of the Purchase Agreement and the terms set forth in this Amendment, the terms set forth in this Amendment shall prevail.

3.          General Provisions.

(a)          Effectiveness. Upon the execution of this Amendment by the Company and the Purchasers constituting the Requisite Consent, the amendments referenced in Section 1 shall be effective as to each other party under the Purchase Agreement and as of the date of the Initial Closing.

(b)          Entire Agreement; Assignment. This Amendment contains the entire understanding among the parties with respect to the subject matter hereof and supersede any prior agreements or understandings among them with respect thereto.

(c)          Counterparts. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(d)          Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware without regard to conflicts of law principles that would result in the application of any law other than the law of the State of Delaware.

[Signature Page Follows]
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first written above.

COMPANY

BASIL STREET CAFE, INC.

By:	/s/ Deglin Kenealy
Name: Deglin Kenealy
Title: Chief Executive Officer

SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE PREFERRED STOCK PURCHASE AGREEMENT

PURCHASERS

SIGNATURE FOR INDIVIDUALS ONLY

Signature:

Print Name:

Address:

SIGNATURE FOR ENTITIES ONLY

Print Name of Entity or Trust:

Signature:

Print Name:

Title:

Address:

SIGNATURE PAGE TO THE FIRST AMENDMENT TO THE PREFERRED STOCK PURCHASE AGREEMENT